APPENDIX A
TO
ADMINISTRATIVE AGENCY AGREEMENT
Dated as of May 31, 2008
The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of December 11, 2006:
Quaker Strategic Growth Fund
Quaker Core Equity Fund
Quaker Small-Cap Growth Fund
Quaker Capital Opportunities Fund
Quaker Biotech Pharma-Healthcare Fund
Quaker Mid-Cap Value Fund
Quaker Small-Cap Value Fund
Quaker Core Value Fund
Quaker Global Total Return Fund
Quaker Small-Cap Growth Total Return
QUAKER INVESTMENT TRUST

By:	/s/ Justin Brundage

Name: Justin Brudage
Title: Secretary
Date: 5/31/08